Term Sheet To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006 and product supplement AN dated November 7, 2008	Term Sheet No. 717AN Registration Statement No. 333-137902 Dated August 18, 2009; Rule 433
Structured Investments	Deutsche Bank $ Autocallable Securities with Contingent Protection Linked to Copper due on or about August 26, 2010
General
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Autocallable Securities with Contingent Protection linked to the price of copper due on or about August 26, 2010 (the “securities”) are designed for investors who want to express a neutral or bullish view on the price of copper.  If the Copper Price equals or exceeds the Initial Price on any Observation Date (including the Final Valuation Date), the securities will be called for an annualized return of not less than 20% (the “Call Premium,” which will be determined on the Trade Date).  If the securities are not called, at maturity you will receive your initial investment amount, unless the Copper Price is less than the Trigger Price on the Final Valuation Date, in which case you will receive a payment equal to your initial investment amount reduced by the Copper Return.

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Investors should be willing to forgo coupon and dividend payments and, if on the Final Valuation Date the Copper Price is less than 85% of the Initial Price, be willing to lose some or all of their investment.  Any payment at maturity or upon an earlier call event, including any amount provided by the contingent protection feature, is subject to the creditworthiness of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing on or about August 26, 2010†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The securities are expected to price on or about August 21, 2009 (the “Trade Date”) and are expected to settle on or about August 26, 2009.
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Term:	12 months
Issue Price:	100% of the Face Amount
Underlying Commodity:	Copper
Copper Price:
On any trading day, the cash fixing price for Copper on the London Metal Exchange (“LME”) or its successor at 4 p.m. London time, expressed in U.S. dollars per metric ton of copper, Grade A, published by the LME for that trading day, as indicated on Bloomberg page “LOCADY <Comdty>.”

Automatic Call Feature:	The securities will be called if the Copper Price on any Observation Date is equal to or greater than the Initial Price (the “Call Price”).
Observation Dates†:	November 23, 2009, February 22, 2010, May 21, 2010 and August 23, 2010 (the “Final Valuation Date”)
Call Settlement Date:	Three business days following the relevant Observation Date.
Payment if Called:
If the securities are called, you will receive, on the applicable Call Settlement Date, a cash payment per $1,000 Face Amount of securities equal to the Call Premium for the applicable Observation Date, as indicated below.  The Call Premium will be based upon an annualized return of not less than 20%.

• $1,000 + ($1,000 x 5.00%) if called on the first Observation Date
• $1,000 + ($1,000 x 10.00%) if called on the second Observation Date
• $1,000 + ($1,000 x 15.00%) if called on the third Observation Date
• $1,000 + ($1,000 x 20.00%) if called on the fourth Observation Date
Payment at Maturity:
•    If the securities are not called and the Final Price is not less than the Trigger Price, you will receive a cash payment on the Maturity Date equal to $1,000 per $1,000 Face Amount of securities.
•    If the securities are not called and the Final Price is less than the Trigger Price, you will receive a cash payment on the Maturity Date per $1,000 Face Amount of securities equal to:
$1,000 + ($1,000 x Copper Return)
In this situation, you will lose some or, if the Copper Return is -100%, all of your initial investment.

Copper Return:	The performance of the Copper Price from the Initial Price to the Final Price, calculated as follows:
Final Price – Initial Price
Initial Price
The Copper Return may be positive or negative.
Initial Price:	The Copper Price on the Trade Date, subject to adjustment in the event of a market disruption event or a non-trading day.
Final Price:	The Copper Price on the Final Valuation Date, subject to adjustment in the event of a market disruption event or a non-trading day.
Trigger Price:	85% of the Initial Price
Maturity Date†:	August 26, 2010
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	2515A0 Q5 5 / US2515A0Q553
†
Subject to postponement in the event of a non-trading day or a market disruption event as described under “Description of Securities—Adjustments to the Valuation Dates and Payment Dates” in the accompanying product supplement, or early acceleration in the event of a hedging disruption event as described under “Additional Terms of the Securities — Commodity Hedging Disruption Events” in this term sheet.

Investing in the securities involves a number of risks.  See “Risk Factors” beginning on page 6 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 5 of this term sheet.
Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.
You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced.  We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance.  In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, the prospectus supplement and the prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(2)	Proceeds to Issuer
Per security	$1,000.00	$10.00	$990.00
Total	$	$	$
(1)  Certain fiduciary accounts will pay a purchase price of $990.00 per security, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2)  Please see “Supplemental Plan of Distribution” in this term sheet for information about fees.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. In addition, the securities are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.
JPMorgan
Placement Agent
August 18, 2009

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these securities are a part, and the more detailed information contained in product supplement AN dated November 7, 2008.  You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement AN dated November 7, 2008:
http://www.sec.gov/Archives/edgar/data/1159508/000119312508230202/d424b21.pdf

Prospectus supplement dated November 13, 2006:
http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

Prospectus dated October 10, 2006:
http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

What are Hypothetical Examples of Payment Upon a Call or Payment at Maturity?

The following table illustrates the hypothetical simple total return (i.e., not compounded) on the securities that could be realized on the applicable Observation Dates, assuming an Initial Price and Call Price of $6,386.00, as shown under the column “Copper Price.”  The table below is based on the following assumptions:

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The Call Premium applicable to the first, second, third and final Observation Dates are 5.00%, 10.00%, 15.00% and 20.00% respectively, regardless of the appreciation of the Copper Price, which may be significant; the actual Call Premium will be determined on the Trade Date;

•	The Call Price for each Observation Date is equal to the Initial Price; and

•	Payment on any Observation Date assumes that the Copper Price on each earlier Observation Date was not greater than or equal to the Call Price.
There will be only one payment on the securities, whether automatically called or redeemed at maturity.  An entry of “N/A” indicates that the securities would not be called on the applicable Observation Date and no payment would be made for such date.  The hypothetical returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the securities.  Numbers in the table and the examples below have been rounded for ease of analysis.

Copper Price ($)	Copper Price Appreciation/ Depreciation at Observation Date	Total Return at First Observation Date	Total Return at Second Observation Date	Total Return at Third Observation Date	Total Return at Final Observation Date
$12,772.00	100.00%	5.00%	10.00%	15.00%	20.00%
$12,133.40	90.00%	5.00%	10.00%	15.00%	20.00%
$11,494.80	80.00%	5.00%	10.00%	15.00%	20.00%
$10,856.20	70.00%	5.00%	10.00%	15.00%	20.00%
$10,217.60	60.00%	5.00%	10.00%	15.00%	20.00%
$9,579.00	50.00%	5.00%	10.00%	15.00%	20.00%
$8,940.40	40.00%	5.00%	10.00%	15.00%	20.00%
$8,301.80	30.00%	5.00%	10.00%	15.00%	20.00%
$7,663.20	20.00%	5.00%	10.00%	15.00%	20.00%
$7,024.60	10.00%	5.00%	10.00%	15.00%	20.00%
$6,386.00	0.00%	5.00%	10.00%	15.00%	20.00%
$5,747.40	-10.00%	N/A	N/A	N/A	0.00%
$5,428.10	-15.00%	N/A	N/A	N/A	0.00%
$5,108.80	-20.00%	N/A	N/A	N/A	-20.00%
$4,470.20	-30.00%	N/A	N/A	N/A	-30.00%
$3,831.60	-40.00%	N/A	N/A	N/A	-40.00%
$3,193.00	-50.00%	N/A	N/A	N/A	-50.00%
$2,554.40	-60.00%	N/A	N/A	N/A	-60.00%
$1,915.80	-70.00%	N/A	N/A	N/A	-70.00%
$1,277.20	-80.00%	N/A	N/A	N/A	-80.00%
$638.60	-90.00%	N/A	N/A	N/A	-90.00%
$0.00	-100.00%	N/A	N/A	N/A	-100.00%

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1:  The Copper Price increases from the Initial Price of $6,386.00 to $7,663.20 on the first Observation Date.  Because the Copper Price on the first Observation Date of $7,663.20 is greater than the Call Price of $6,386.00, the securities are automatically called, and the investor receives a single payment of $1,050.00 per $1,000 Face Amount of securities.  There will be no further payments on the securities.

Example 2:  The Copper Price does not increase or decrease from the Initial Price of $6,386.00 on the first Observation Date.  Because the Copper Price on the first Observation Date of $6,386.00 is equal to the Call Price of $6,386.00, the securities are automatically called, and the investor receives a single payment of $1,050.00 per $1,000 Face Amount of securities.  There will be no further payments on the securities.

Example 3:  The Copper Price decreases from the Initial Price of $6,386.00 to $5,747.40 on the first Observation Date, and is equal to $5,108.80 on the second Observation Date, $5,747.40 on the third Observation Date and $7,024.60 on the final Observation Date.  Because (a) the Copper Price of $5,747.40 on the first Observation Date, $5,108.80 on the second Observation Date and $5,747.40 on the third Observation Date were less than the Call Price, and (b) the Copper Price on the final Observation Date of $7,024.60 was greater than the Call Price, the securities are called on the final Observation Date, and the investor receives a single payment of $1,200.00 per $1,000 Face Amount of securities.

Example 4:  The Copper Price decreases from the Initial Price of $6,386.00 to $5,428.10 on the first Observation Date, and is equal to $5,747.10 on the second Observation Date, $4,470.20 on the third Observation Date and $5,428.10 on the final Observation Date.  Because (a) the Copper Price on first Observation Date, second Observation Date, third Observation Date and final Observation Date of $5,428.10, $5,747.10, $4,470.20 and $5,428.10 respectively, were each less than the Call Price, the securities are not called, and (b) the Final Price is not less than the Trigger Level of 85% of the Initial Price ($5,428.10), the Payment at Maturity is $1,000 per $1,000 Face Amount of securities.

Example 5:  The Copper Price decreases from the Initial Price of $6,386.00 to $5,428.10 on the first Observation Date, and is equal to $5,747.10 on the second Observation Date, $4,470.20 on the third Observation Date and $3,831.60 on the final Observation Date.  Because (a) the Copper Price on first Observation Date, second Observation Date, third Observation Date and final Observation Date of $5,428.10, $5,747.10, $4,470.20 and $3,831.60, respectively, were each less than the Call Price, the securities are not called, and (b) the Final Price is less than the Trigger Level of 85% of the Initial Price ($5,428.10), the Payment at Maturity is $600 per $1,000 Face Amount of securities, calculated as follows:

Payment at Maturity = $1,000 + ($1,000 x Copper Return)

= $1,000 + ($1,000 x -40%)

= $1,000 – $400

Payment at Maturity = $600
Selected Purchase Considerations

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APPRECIATION POTENTIAL – If the Copper Price is greater than or equal to the Call Price on an Observation Date, your investment will yield a payment per $1,000 Face Amount of securities of $1,000 plus: (i) 5.00%* x $1,000 if called on the first Observation Date; (ii) 10.00%* x $1,000 if called on the second Observation Date; (iii) 15.00%* x $1,000 if called on the third Observation Date or (iv) 20.00%* x $1,000 if called on the fourth Observation Date (the Final Valuation Date).  Because the securities are our senior unsecured obligations, the payment of any amount, whether due to an automatic call or a Payment at Maturity, is subject to our ability to pay our obligations as they become due.

* The actual Call Premiums applicable to the Observation Dates above will be determined on the Trade Date but will not be less than 5.00%, 10.00%, 15.00% and 20.00%, respectively.

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POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF THE AUTOMATIC CALL FEATURE — While the original term of the securities is one year, the securities will be called before maturity if the Copper Price is at or above the Initial Price on any Observation Date, and you will be entitled to the applicable payment corresponding to that Observation Date as set forth on the cover of this term sheet.

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LIMITED PROTECTION AGAINST LOSS – Payment at maturity of the Face Amount of the securities is protected against a decline in the Final Price, as compared to the Initial Price, of up to 15% if the Copper Price is not less than the Trigger Price on the Final Valuation Date.  If the Copper Price falls over the term of the securities so that the securities are not called on any Observation Date and the Copper Price is less than the Trigger Price on the Final Valuation Date, your payment at maturity will equal your initial investment amount reduced by 1% for every 1% decrease in the Copper Price from the Initial Price to the Final Price, up to a loss of 100% of your initial investment.

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A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE SECURITIES — If a commodity hedging disruption event (as defined under “Additional Terms of the Securities — Commodity Hedging Disruption Events” below) occurs, we will have the right, but not the obligation, to accelerate the payment on the securities.  The amount due and payable per $1,000 Face Amount of securities upon such early acceleration will be determined by the calculation agent in good faith in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the day on which the calculation agent delivers notice of such acceleration.

Please see the risk factor entitled “Commodity Futures Contracts are Subject to Uncertain Legal and Regulatory Regimes, Which May Result in a Hedging Disruption Event and a Loss on Your Investment” for more information.

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CERTAIN TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment any gain or loss recognized upon the sale or exchange, call or maturity of your securities generally should be treated as short-term capital gain or loss. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and/or character of income on the securities might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this free writing prospectus and the accompanying product supplement.

On December 7, 2007, the Department of the Treasury (“Treasury”) and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled "Taxation by Germany of Non-Resident Holders."

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S.  federal tax consequences of investing in the securities (including possible alternative treatments and the issues presented by the December 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks.  Investing in the securities is not equivalent to investing directly in copper.  Some of the risks that apply to the securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” section of the accompanying product supplement.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

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YOU COULD LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT — The securities differ from ordinary debt securities in that we will not pay you coupons on the securities or a fixed amount at maturity.  If the securities are not called, your cash payment at maturity will either be equal to your initial investment amount or will be based on the Copper Return (if the Copper Price is less than the Trigger Price on the Final Observation Date), in which case you will receive a negative return on your investment.  If the

Copper Price falls over the term of the securities so that the securities are not called on any Observation Date and the Copper Price is less than the Trigger Price on the Final Valuation Date, your payment at maturity will equal your initial investment amount reduced by 1% for every 1% decrease in the Copper Price from the Initial Price to the Final Price, up to a loss of 100% of your initial investment.

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NO ASSURANCES OF FLAT OR POSITIVE-RETURN ENVIRONMENT — While the securities are structured to provide potentially enhanced returns in a flat or positive-return environment, we cannot assure you of the economic environment during the term or at maturity of your securities.

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APPRECIATION POTENTIAL IS LIMITED — The appreciation potential of the securities is limited to the pre-specified Payment if Called, regardless of the performance of copper.  In addition, since the securities could be called as early as the first Observation Date, the term of your investment could be cut short, and your return on the securities would then be less than if the securities were called at a later date.  Following an early call, there is no guarantee that you would be able to reinvest the proceeds from your investment in the securities at a comparable return for a similar level of risk.  If the securities are not called, you could lose up to 100% of your initial investment.

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THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS —  An actual or anticipated downgrade in our credit rating will likely have an adverse effect on the market value of the securities.  The payment at maturity on the securities is subject to our creditworthiness.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — The original issue price of the securities includes the agents’ commissions and the estimated cost of hedging our obligations under the securities through one or more of our affiliates.  As a result, the price, if any, at which Deutsche Bank AG or its affiliates would be willing to purchase the securities from you prior to maturity in secondary market transactions will likely be lower than the original issue price, and any such sale prior to the Maturity Date could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be willing and able to hold your securities to maturity.

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THERE MAY BE LITTLE OR NO SECONDARY MARKET FOR THE SECURITIES — The securities will not be listed on a securities exchange.  There may be little or no secondary market for the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily or at a price advantageous to you, and you may suffer a substantial loss.  Deutsche Bank AG and its affiliates may act as market-makers for the securities but are not required to do so and may cease any market-making activities at any time.  Because we do not expect that other market-makers will participate significantly in the secondary market for the securities, the price, if any, at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.  If at any time Deutsche Bank AG or its affiliates or another agent does not act as a market-maker, it is likely that there would be little or no secondary market for the securities.

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COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES, WHICH MAY RESULT IN A HEDGING DISRUPTION EVENT AND A LOSS ON YOUR INVESTMENT — Commodity futures contracts are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the securities.  The Commodity Futures Trading Commission (the “CFTC”) has recently announced that it is considering imposing position limits on certain commodities (such as energy commodities) and the manner in which current exemptions for bona fide hedging transactions or positions are implemented.  Such restrictions may cause us or our affiliates to be unable to effect transactions necessary to hedge our obligations under the securities, in which case we may, in our sole and absolute discretion, accelerate the payment on your securities early and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent.  If the payment on your securities is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment.  Please see “Additional Terms of the Securities — Commodity Hedging Disruption Events” in this term sheet.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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WE, OUR AFFILIATES AND AGENTS AND J.P. MORGAN CHASE & CO. AND ITS AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES, AND SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE COPPER PRICE OR THE VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents and J.P. Morgan Chase & Co. and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities.  Deutsche Bank AG, its affiliates and agents and J.P. Morgan Chase & Co. and its affiliates may have published research or other opinions that are inconsistent with the investment view implicit in the securities.  Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents and J.P. Morgan Chase & Co. and its affiliates may not be consistent with each other and may be modified from time to time without notice.  You should make your own independent investigation of the merits of investing in the securities and the Underlying Commodity.

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THE RETURN ON THE SECURITIES IS LINKED TO A SINGLE COMMODITY, AND THE COPPER PRICE MAY CHANGE UNPREDICTABLY — Investments, such as the securities, linked to the prices of commodities, such as copper, are considered speculative and the prices for commodities such as copper may fluctuate significantly over short periods due to a variety of factors, including changes in supply and demand relationships; wars; political and civil upheavals; acts of terrorism; agriculture, trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; technological developments; changes in interest and exchange rates; trading activities in copper and substitute commodities and related contracts; weather; climatic events; and the occurrence of natural disasters.  These factors may affect the Copper Price and the value of your securities in varying and potentially inconsistent ways.  The Copper Price to which the return on the securities is linked is the cash fixing price for copper on the LME or its successor, expressed in U.S. dollars per metric ton of copper, Grade A, as published by the LME for that trading day.  Copper prices are primarily affected by the global supply and demand for copper, but are also significantly influenced by speculative actions and by currency exchange rates.  Demand is influenced by the level of global industrial activity, as well as changes in economic activity and/or pricing levels.  It is not possible to predict the aggregate effect of all or any combination of these factors.

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THERE ARE RISKS RELATING TO THE TRADING OF COPPER ON THE LONDON METAL EXCHANGE — The official cash offer prices of copper will be determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME.  The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets.  For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts.  In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.  In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months.  As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates.  If such aberrations occur on a valuation date, the closing price of copper, and consequently the payment at maturity of the securities, could be adversely affected.

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SINGLE COMMODITY PRICES TEND TO BE MORE VOLATILE THAN, AND MAY NOT CORRELATE WITH, THE PRICES OF COMMODITIES GENERALLY — The payment at maturity on the securities is linked exclusively to the Copper Price and not to a diverse basket of commodities or a broad-based commodity index.  The Copper Price may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally.  Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the securities, the timing and/or character of income thereon might differ materially and adversely from the description herein. As described above, on December 7, 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional Terms of the Securities

Commodity Hedging Disruption Events

If a commodity hedging disruption event (as defined below) occurs, we will have the right, but not the obligation, to accelerate the payment on the securities by providing, or causing the calculation agent to provide, written notice of our election to exercise such right to the trustee at its New York office, on which notice the trustee may conclusively rely, as promptly as possible and in no event later than the business day immediately following the day on which such commodity hedging disruption event occurred.  The amount due and payable per $1,000 Face Amount of securities upon such early acceleration will be determined by the calculation agent in good faith in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the day on which the calculation agent delivers notice of such acceleration.  We will provide, or will cause the calculation agent to provide, written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the Depository Trust Company (“DTC”) of the cash amount due with respect to the securities as promptly as possible and in no event later than two business days prior to the date on which such payment is due.  For the avoidance of doubt, the determination set forth above is only applicable to the amount due with respect to acceleration as a result of a commodity hedging disruption event.

A “commodity hedging disruption event” means that:

(a) due to (i) the adoption of, or any change in, any applicable law, regulation or rule or (ii) the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law, rule, regulation or order (including, without limitation, as implemented by the CFTC or any exchange or trading facility), in each case occurring on or after the Trade Date, the calculation agent determines in good faith that it is contrary to such law, rule, regulation or order to purchase, sell, enter into, maintain, hold, acquire or dispose of our or our affiliates’ (A) positions or contracts in securities, options, futures, derivatives or foreign exchange or (B) other instruments or arrangements, in each case, in order to hedge individually or in the aggregate on a portfolio basis our obligations under the securities (“hedge positions”), including, without limitation, if such hedge positions are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the calculation agent to determine which of the hedge positions are counted towards such limit); or

(b) for any reason, we or our affiliates are unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) the calculation agent deems necessary to hedge the risk of entering into and performing our commodity-related obligations with respect to the securities, or (ii) realize, recover or remit the proceeds of any such transaction(s) or asset(s).

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the securities will be used in connection with hedging our obligations under the securities through one or more of our affiliates.  The hedging or trading activities of our affiliates on or prior to the Trade Date, the Observation Dates and the Maturity Date could adversely affect the Copper Price and, as a result, could decrease the amount you may receive on the securities at maturity.

Historical Information

The following graph sets forth the historical performance of the cash fixing price for copper on the London Metal Exchange, expressed in U.S. dollars per metric ton of copper, Grade A from August 14, 1999 through August 14, 2009.  The Copper Price on August 14, 2009 was $6,386.00.  We obtained the Copper Price below from Bloomberg, and we have not participated in the preparation of, or verified, such information.  The price source for determining the Copper Price on any relevant day will be the Bloomberg page “LOCADY <Comdty>” or any successor page.

The historical levels of the Copper Price should not be taken as an indication of future performance, and no assurance can be given as to the Copper Price on any of the Observation Dates or any trading day during the term of the securities.  We cannot give you assurance that the performance of the Copper Price will result in the return of any of your initial investment.

The table below illustrates the high, low and average Copper Prices for each year from 1999 to 2009.  The historical levels should not be taken as an indication of future performance.  We obtained the Copper Price below from Bloomberg, and we have not participated in the preparation of, or verified, such information.

Year	High	Low	Average
1999	$1,846.00	$1,354.00	$1,573.70
2000	$2,009.00	$1,607.00	$1,814.10
2001	$1,837.00	$1,319.00	$1,577.55
2002	$1,689.50	$1,421.00	$1,558.58
2003	$2,321.00	$1,536.00	$1,779.48
2004	$3,287.00	$2,321.00	$2,866.28
2005	$4,650.00	$3,072.00	$3,684.72
2006	$8,788.00	$4,537.00	$6,729.93
2007	$8,301.00	$5,225.00	$7,126.75
2008	$8,985.00	$2,770.00	$6,938.96
2009 (through August 14, 2009)	$6,419.00	$2,902.00	$4,333.73

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. will act as placement agents for the securities and will receive a fee from the Issuer that will not exceed $10.00 per $1,000 Face Amount of securities.